Contact: Mark Reitzes, President and CEO	3723 Glenmore Avenue	Cheviot
Cheviot Savings Bank	Cincinnati, OH 45211	Financial Corp.
Phone: (513) 661.0457	www.cheviotsavings.com

PRESS RELEASE

Cheviot Financial Corp. Announces Passing of Chairman of the Board of Directors, Robert L. Thomas

Cincinnati, Ohio - May 27, 2015: Cheviot Financial Corp.(NASDAQ:CHEV), the parent company of Cheviot Savings Bank, announces the unexpected passing of long time Director, Chairman of the Board and member of its Audit Committee, Robert L. "Bob" Thomas. Mr. Thomas was a valued member of the Company's Board of Directors since 1989 and will be gratefully remembered for his many significant contributions made to the Company over the past 26 years. He passed away on Saturday, May 23, 2015 at age 72.

Bob was also the successful owner of R&R Quality Meats and Catering, which he founded 52 years ago. "We are deeply saddened by Bob's passing" said Mark Reitzes, President and CEO of Cheviot Savings Bank. "He provided our Board with great support and guidance for over two decades. We will truly miss his leadership as well as his friendship. Our thoughts and prayers are with Bob's wife, Nancy, and their family at this time."

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